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                                                                    EXHIBIT 11.1

                       AWARD SOFTWARE INTERNATIONAL, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                           ---------------------------------------------------------------------
                                                                                  THREE MONTH
                                                                 YEAR ENDED       PERIOD ENDED
                                                                DECEMBER 31,     MARCH 31, 1995    THREE MONTH
                                           SIX MONTHS ENDED    ---------------   --------------    PERIOD ENDED
   In thousands, except per share data     DECEMBER 31, 1993    1994     1995                     MARCH 31, 1996
                                           -----------------   ------   ------                    --------------
                                                                                           (Unaudited)
Net income (loss)........................  $          (1,178)  $1,258   $1,165   $          316   $          386
                                           -----------------   ------   ------   --------------   --------------
Weighted average Common and Common
  Equivalent Shares
  Common Stock...........................              3,842    3,842    3,612            3,841            3,097
  Common Stock equivalents from stock
     options/warrants using the treasury
     stock method........................                 --       --      423              316              482
  Shares of Common Stock issued and
     options and warrants granted in
     accordance with SAB No. 83..........              2,611    2,611    2,611            2,611            2,611
                                           -----------------   ------   ------   --------------   --------------
          Total..........................              6,453    6,453    6,646            6,768            6,190
                                            ================   ======   ======    =============    =============
Net income (loss) per share..............  $           (0.18)  $ 0.19   $ 0.18   $         0.05   $         0.06
                                            ================   ======   ======    =============    =============


Net Income (Loss) per Share

Net income (loss) per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the assumed public offering price) issued by the Company within 12 months prior to the Company's initial public offering filing and through the effective date of such filing have been included in the calculation as if they were outstanding for all periods presented.